CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 10 to the Registration Statement on Form S-1 of our report dated
November 10, 2006, on the financial statements of InterAmerican Acquisition
Group Inc. as of December 31, 2005 and September 30, 2006 and for the periods from May 10, 2005 (inception) to December 31, 2005, January 1, 2006 to September
30, 2006, and the cumulative period from May 10, 2005 (inception) to September
30, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 10, 2006